EXHIBIT 10.1

LETTER AGREEMENT

          This LETTER AGREEMENT (the "Agreement") is entered into by and between NatureWell, Incorporated, a Delaware corporation (the "Company") and James R. Arabia ("Arabia") and is made effective as of April 30, 2008 (the "Effective Date"). The Company and Arabia agree as follows:

  Arabia shall waive and cancel all notes issued by the Company and held by him as of the Effective Date, which include the following:

a.	Senior Convertible Note - balance due	-	$215,142
b.	Senior Convertible Note - balance due	-	123,058
c.	Senior Convertible Note - balance due	-	55,936
d.	Senior Note - balance due	-	55,936
e.	Senior Note - balance due	-	167,807

TOTAL of all notes as of Effective Date		-	$617,879

  The parties agree that the notes listed above shall be null and void as of the Effective Date. The parties further agree that any common stock or preferred stock issued by the Company to Arabia shall not be affected by this Agreement.

  Arabia shall also waive all other monies due to him from the Company for accrued salaries, bonuses or benefits or any other form of remuneration owed to Arabia as of the Effective Date (balance of $168,742 as of the Effective Date).

  Arabia agrees that his Employment Agreement with the Company dated July 1, 2004 shall be terminated as of the Effective Date. The parties agree that Arabia shall be compensated in the future for his duties as Chief Executive Officer in an amount that is mutually agreeable to him and the Board of Directors.

  The Company agrees that it shall pay to Arabia $750,000 as full and final settlement of unreimbursed business expenses and other unreimbursed expenses related to loans, refinancings and debt incurred by Arabia for the benefit of the Company, and for unreinbursed medical expenses as follows:

    Senior Secured Note, face value $425,000, dated April 30, 2008, which accrues interest at the rate of 10% until its maturity on July 1, 2009.

    Subordinated Secured Note, face value $325,000, dated April 30, 2008, which accrues interest at the rate of 10% until its maturity on July 1, 2009.

  The Company agrees to pay Arabia $100,000 as total consideration for the termination of his Employment Agreement as follows:

    Senior Secured Convertible Note, face value $45,000, dated April 30, 2008, which accrues interest at the rate of 4% until its maturity on July 1, 2012. The Company shall have the right to force the conversion of this note into common stock any time after July 1, 2010 at a conversion price of $.01.

    Subordinated Secured Convertible Note, face value $45,000, dated April 30, 2008, which accrues interest at the rate of 4% until its maturity on July 1, 2012. The Company shall have the right to force the conversion of this note into common stock any time after July 1, 2010 at a conversion price of $.02.

    100,000,000 restricted shares of the Company's regular common stock.

  All previous agreements or arrangements between Arabia and the Company for the payment of any monies or other forms of consideration are cancelled and replaced by the terms of this Agreement and the instruments and documents executed in connection herewith.

  This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

          IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

NATUREWELL, INCORPORATED,
a Delaware corporation

By:  ______________________________________________
     Timothy R. Scott, Director

By:  ______________________________________________
     Robert T. Malasek, Chief Financial Officer

JAMES R. ARABIA,
an individual

By:  ______________________________________________
     James R. Arabia